                                                                  EXHIBIT 23.1


                             CONSENT OF KPMG LLP

The Board of Directors
marchFIRST, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of marchFIRST, Inc. (formerly Whittman-Hart, Inc.) of our report dated January 24, 2000, except as to Note 17, which is as of March 1, 2000, relating to the consolidated balance sheets of marchFIRST, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, and our report dated March 1, 2000 relating to the consolidated financial statement schedule of valuation and qualifying accounts, which reports appear in the December 31, 1999 annual report on Form 10-K of marchFIRST, Inc.

Chicago, Illinois
January 29, 2001